Exhibit (c)(ii)

                     CENTURY PROPERTIES FUND XVII

                               NOTE 2 TO

                   CONSOLIDATED FINANCIAL STATEMENTS

                      FORM 10-Q - MARCH 31, 1995


2.  Transactions with Related Parties

  (a) An affiliate of NPI, Inc. received reimbursement of administrative expenses amounting to $36,000 and $39,000 for the three months ended March 31, 1995 and 1994, respectively. These reimbursements are included in general and administrative expenses.

  (b) An affiliate of MGP, is entitled to receive a management fee equal to 5% of the annual gross receipts from certain properties it manages. For the periods ended March 31, 1995 and 1994, affiliates of NPI, Inc. received $145,000 and $44,000, respectively, which are included in operating expenses.